Exhibit 3.1

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF CONTINUANCE OF

COMPANY LIMITED BY SHARES

(Section 132C(2))

MEMORANDUM OF CONTINUANCE

OF

ACCENTURE LTD

(hereinafter referred to as “the Company”)

  The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

  The Company is an exempted company as defined by the Companies Act 1981.

  The authorised share capital of the Company is US$30,000 divided into 30,000 shares of US$1.00 each. The minimum share capital of the company is US$12,000.

  The Company shall not have power to hold land situated in Bermuda.

  Details of Incorporation:

  The Company was incorporated in Curacao under the Commercial Code of the Netherlands Antilles, on 8 December 1995 under the name A.C. Technology (ACT) N.V.

  The objects of the Company from the date of continuance are:-
6.1	to carry on business as a holding company and to acquire and hold shares, stocks, debenture stock, bonds, mortgages, obligations and securities and interests of any kind issued or guaranteed by any company, corporation or undertaking of whatever nature and wherever constituted or carrying on business, whether in Bermuda or elsewhere, and to vary, transpose, dispose of or otherwise deal with, from time to time as may be considered expedient, any of the Company’s investments for the time being;

6.2	to acquire any such shares and other securities as are mentioned in the preceding paragraph by subscription, syndicate participation, tender, purchase, exchange or otherwise and to subscribe for the same, either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incident to the ownership thereof;

6.3	to co-ordinate the administration, policies, management, supervision, control, research, planning, trading and any and all other activities of, and to act as financial advisers and consultants to, any company or companies now or hereafter incorporated or acquired which may be or may become a group company (which expression, in this and the next following paragraph, means a company, wherever incorporated, which is or becomes a holding company or a subsidiary of, or affiliated with, the Company within the meanings respectively assigned to those terms in The Companies Act 1981 of Bermuda) or, with the prior written approval of the Minister of Finance of Bermuda, to any company or companies now or hereafter incorporated or acquired (which are not group companies) with which the Company may be or may become associated;

6.4	to provide financing and financial investment, management and advisory services to any group company, which shall include but not be limited to granting or providing credit and financial accommodation, lending and making advances with or without interest to any group company and lending to or depositing with any bank funds or other assets to provide security (by way of mortgage, charge, pledge, lien or otherwise) for loans or other forms of financing granted to such group company by such bank; and

6.5	to acquire by purchase or otherwise and hold, sell, dispose of and deal in real property situated outside Bermuda and the Netherlands Antilles and in personal property of all kinds wheresoever situated; and

6.6	to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence;

Provided that the Company shall not be deemed to have the power to act as executor or administrator, or as trustee, except in connection with the issue of bonds and debentures by the Company or any group company or in connection with a pension scheme for the benefit of employees or former employees of the Company or a group company or their respective predecessors, or the dependants or connections of such employees or former employees.

Signed by a duly authorised director in the presence of at least one witness attesting the signature thereof:-

/s/ Michael Emmons Director	/s/ C.A. Atwood Witness

 Dated: February 21,  2001